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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Dynegy, Inc. for the registration of common stock, preferred stock, debt securities, guarantees of debt securities, warrants, units, depositary shares or purchase contracts and to the incorporation by reference therein of our reports dated February 27, 2014, with respect to the consolidated financial statements of Dynegy Inc., and the effectiveness of internal control over financial reporting of Dynegy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
October 6, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm